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                                                                    EXHIBIT 99.1



Analyst Contact:                             Media Contact:
John D. Sanford                              William J. Plunkett
(630) 572-8803                               (630) 572-8898


WASTE MANAGEMENT, INC. INDICATES LOWER THIRD QUARTER EARNINGS

Oak Brook, Illinois, October 10, 1997 -- Waste Management, Inc. (NYSE: WMX) Chairman and Chief Executive Officer Ronald T. LeMay today announced that the Company's results for the third quarter will be below analysts' expectations.

The Company indicated that its earnings per share from continuing operations for the three months ended September 30, 1997 are expected to be between $.38 and $.40, as compared to analysts' expectations of $.44 (mean of estimates as reported by I/B/E/S Analysts Earnings Estimates) and as compared to $.49 per share in the year-earlier quarter. The Company stated that earnings for the third quarter of 1996 were benefited by certain non-recurring items including gains on sales of divested operations, income from settlement of claims against insurance carriers, and lower depreciation and casualty claim expense in the quarter.

"The operating results expected for the third quarter are essentially flat from the third quarter a year earlier. This is disappointing because we achieved neither revenue growth nor improved operating margins as is our goal," Mr. LeMay said. "We are working aggressively to adjust our cost structure, organizational structure, operating strategies and management systems to better serve our customers in today's marketplace and to position us advantageously for the future."

Since joining the Company in July 1997, Mr. LeMay has initiated studies of the Company's operations, assets and investments as part of his commitment to reposition Waste Management for sustained profitability and growth.

 . In early September, Mr. LeMay initiated a comprehensive study of the Company's waste management services operations including identification of possible non-operating alternatives for certain businesses and alternatives to the Company's current North American solid waste operating model in order to significantly reduce costs, serve customers better and achieve the Company's long-term revenue growth and margin enhancement objectives.

 . In addition, the Company said that Mr. LeMay has authorized a broad-ranging analysis of the Company's North American operating assets and investments to determine whether they are appropriately valued in light of current market conditions and the Company's changing operational strategies.

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Depending on the outcome of these reviews, which are expected to be completed during the fourth quarter, the Company said that it might record a charge to income that could be material to its results of operations for the year. Because of the potential for such a charge and the results of the operational review to impact anticipated earnings for 1998, the Company stated that it was no longer in a position to provide stockholders with guidance as to its earnings per share goals for the balance of 1997 and 1998.

"Our goal is to provide Waste Management with both the operating and financial structure it needs to begin the next chapter in its development as an industry leader," Mr. LeMay said. "I remain optimistic that we will identify and realize the cost savings and opportunities for the profitable growth I envisioned when I joined Waste Management a little less than three months ago. I am absolutely committed to implementing whatever changes are needed as quickly as possible. Nonetheless, because we have many issues before us, we will need to complete our reviews and move decisively on our operating model before we are in a position to discuss our earnings and other financial goals for the future."

Except for historical data, the information in this press release constitutes forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks and the statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors, including the ability of the Company to meet anticipated price increase and new business sales goals, fluctuation in recyclable commodity prices, adverse weather conditions, slowing of the overall economy, increased interest costs arising from a change in the Company's leverage, failure of the Company's plans to produce the cost savings anticipated by the Company, the timing and magnitude of capital expenditures, inability to obtain or retain permits necessary to operate disposal or other facilities or otherwise complete project development activities, inability to complete contemplated dispositions of Company businesses and assets at anticipated prices and terms, and the timing and cost of the Company's stock repurchases.

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